THE PARKER PEN 401(k) PLAN

                       Financial Statements and Schedules

                           December 31, 1995 and 1994

                   (With Independent Auditors' Report Thereon)

THE PARKER PEN 401(k) PLAN


TABLE OF CONTENTS
===================================================================================================================

===================================================================================================================
                                                                                                            Page(s)
- -------------------------------------------------------------------------------------------------------------------

Independent Auditors' Report ..........................................    1

Statements of Assets Available for Plan Benefits,
    December 31, 1995 and 1994 ........................................    2

Statements of Changes in Assets Available for Plan Benefits,
    Years ended December 31, 1995 and 1994 ............................    3

Notes to Financial Statements .........................................   4-9

Schedule 1 - Item 27a, Schedule of Assets Held for Investment Purposes,
    December 31, 1995 .................................................   10

Schedule 2- Item 27d, Schedule of Reportable Transactions,
    Year ended December 31, 1995 ......................................   11

Note:    Supplemental schedules required by the Employee Retirement Income Security Act of 1974, as amended
         (ERISA), that have not been included are not applicable.

                          Independent Auditors' Report



The Savings Plan Committee of
The Gillette Company Employees' Savings Plan:


We have audited the financial statements and supplemental schedules of The Parker Pen 401(k) Plan as of December 31, 1995 and 1994 and for the years then ended, as listed in the accompanying table of contents. These financial statements and schedules are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedules are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for plan benefits of The Parker Pen 401(k) Plan as of December 31, 1995 and 1994, and the changes in assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1995 and reportable transactions for the year ended December 31, 1995 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                           KPMG Peat Marwick LLP



May 16, 1996

THE PARKER PEN 401(k) PLAN

Statements of Assets Available for Plan Benefits

December 31, 1995 and 1994

                                                             1995           1994
Assets:
Investments at fair value (note 3):
        Guaranteed Investment Contract Fund ......     $3,193,135      3,440,078
        Balanced Fund ............................      1,706,131      1,614,224
        Equity Fund ..............................      3,882,421      2,811,905
        Payment Reserve Account ..................        250,774        214,673
                                                        ---------      ---------
Total investments ................................      9,032,461      8,080,880

Contributions receivable:
        Employer .................................         37,961         29,550
        Employee .................................        119,715         87,119
Accrued investment income ........................         20,557         21,850
                                                        ---------      ---------
Total assets available for plan benefits .........      9,210,694      8,219,399


See accompanying notes to financial statements.

THE PARKER PEN 401(k) PLAN

Statements of Changes in Assets Available for Plan Benefits

Years ended December 31, 1995 and 1994

                                                                        1995         1994
Additions:
        Contributions:
             Employer                                        $       321,083      323,891
             Employee                                                965,794      948,793
                                                                   ---------    ---------
                                                                   1,286,877    1,272,684
Investment income (note 3):
        Interest and dividends, net of trustee fees                  605,637      383,336
        Net unrealized appreciation (depreciation)
          in fair value of investments and
          realized gain (loss) on sale of investments                509,344     (255,140)
                                                                   ---------    ---------
Total additions                                                    2,401,858    1,400,880

Deductions:
        Withdrawals and distributions to participants                803,856      312,752
        Transfer of assets to Gillette Company
                Employees' Savings Plan (note 7)                     606,707          -
                                                                   ---------    ---------
        Total deductions                                           1,410,563      312,752

Increase (decrease) in  assets available for plan benefits           991,295    1,088,128

Assets available for plan benefits:
        Balance at beginning of year                               8,219,399    7,131,271
                                                                   ---------    ---------
        Balance at end of year                               $     9,210,694    8,219,399
                                                                   =========    =========

See accompanying notes to financial statements.

THE PARKER PEN 401(k) PLAN


Notes to Financial Statements

December 31, 1995 and 1994


================================================================================

                                                         1
(1) Description of the Plan

      The following brief description of The Parker Pen 401(k) Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      (a)  General

           The Plan became effective on July 1, 1988 and is a contributory defined contribution plan covering all eligible employees of Parker Pen USA Limited (the "Company") who have attained one-half year of service. The Plan was amended July 1, 1989 to allow participation in the Plan by eligible persons covered by the Parker Retirement Plan for Machinists. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      (b)  Contributions

           Participants may elect to contribute in whole percentage increments up to 17% of their annual compensation. The Company will make a matching contribution on behalf of a participant equal to 50% of the participant's contribution to a maximum of 6% of annual compensation.

      (c)  Investment Alternatives

           Participants had the right to elect the investment vehicle for their contributions and the Company matching contributions. Participants could invest in one or a combination of the following funds:

                 Guaranteed   Investment  Contract  (GIC)  Fund  -  consists  of
                insurance annuity contracts with three to five year maturities which pay a stated rate of return.
                 Balanced   Fund  -  invests   equal  amounts  in  fixed  income
                securities and common stock and other equity investments.
                 Equity Fund - invests in common stock and other equity investments.

           In anticipation of the change in sponsorship and administration of the Plan described in note 7, all investments held in the Guaranteed Investment Contract Fund, Balanced Fund and Equity Fund were sold and invested in the One Group Prime Money Market Fund as of December 29, 1995. The participants will have the right to elect new investment vehicles for their balance, their future contributions and the Company matching contributions. See note 7. Participants may invest in one or a combination of the following funds:

                 Retirement  Government  Money  Market  Portfolio  - invests  in obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies or instrumentalities, and in repurchase agreements secured by these obligations.
                 Fixed  Income  Fund  -  invests  in  high  quality   short  and
                intermediate term investment contracts, issued by insurance companies and banks and short term money market instruments and other debt obligations for liquidity.
                 Fidelity   Intermediate   Bond  Fund  -  invests  primarily  in
                investment-grade fixed-income obligation rated Baa or better by Moody's or BBB or better by Standard & Poor's, including corporate bonds, mortgage securities, bank obligation and U.S. government and agency securities. The Fund's dollar-weighted average maturity ranges between three and ten years.
                 Fidelity  Balanced Fund - invests in investment grade or higher bonds and other high-yielding securities, including common and preferred stocks. At least 25% of the fund's assets are always invested in fixed income senior securities.
                 Fidelity U.S. Equity Index Portfolio - invests in common stocks and seeks investment results that correspond to the total return performance of the S&P 500 Index.
                 Fidelity  Magellan  Fund  -  invests  in  the  stocks  of  both well-known and lesser-known companies with potentially above average growth potential and a correspondingly higher level of risk. Securities may be of foreign and domestic companies.
                 Fidelity  Growth  Company  Fund - invests  primarily  in common stocks and securities convertible into common stocks. It may invest in companies of any size with above-average growth potential though growth is most often sought in smaller, less well known companies in emerging areas of the economy.
                 Gillette  Company Stock Fund - invests in The Gillette  Company common stock. A small portion of the Fund may be invested in short term liquid investments to satisfy the Fund's cash needs.

           The Plan also maintains a Payment Reserve Account which is used to temporarily hold funds designated for distribution to participants and to account for participant loans outstanding.

================================================================================
THE PARKER PEN 401(k) PLAN
================================================================================

Notes to Financial Statements




================================================================================

                                                         1
      (d)  Vesting

           Participants immediately vest in their voluntary contributions and actual earnings thereon. Vesting in company contributions is 25% per year with full vesting after four years of service, upon attainment of age 65, or termination of employment due to death or disability. Nonvested Company contributions will be forfeited by participants who terminate employment and will be used to reduce future Company matching contributions.

      (e)  Payment of Benefits

           The vested portion of a participant's account is distributable in the form of a lump sum payment at the later of normal retirement age or termination of service, but in no event may payment be delayed after attainment of age 70-1/2.

(2) Summary of Significant Accounting Policies

      (a)  Basis of Presentation

           The accompanying financial statements present the assets available for plan benefits and the changes in those assets on the accrual basis.

      (b)  Valuation of Investments

           The Plan's investments consist of units of participation, representing an interest in the underlying assets of a commingled trust fund maintained by Bank One Wisconsin Trust Company, N.A., the trustee of the Plan. The trust's assets are valued based on the fair value of the underlying assets of each of the investment funds. The trust's investments in securities (equity and debt securities) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year; securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the price as of the close of the previous business day. Money market funds held by the trust are valued at cost which approximates fair value. Guaranteed investment contracts are carried at contract value, which represents contributions received plus interest less withdrawals and contract charges and approximates fair value. Purchases and sales of securities are reflected on a trade-date basis. Participant loans are valued at the principal balance of the loan outstanding and are reflected in the Payment Reserve Account on the statement of assets available for plan benefits.

      (c)  Investment Income

           Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

      (d)  Administrative Expenses

           Except for fees paid to the trustee for investment management, which amounted to $24,950 and $11,184 for the years ended December 31, 1995 and 1994, respectively, expenses incurred in the administration of the Plan are paid directly by the Company and are not reflected within these financial statements.

      (e)  Use of Estimates

           Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these financial statements in conformity with general accepted accounting principles. Actual results could differ from those estimates.

(3) Investments

      The Plan's investments are held by its trustee, Bank One Wisconsin Trust Company, N.A. The fair value of investments held by the trustee in each Fund at December 31, 1995 and 1994 are summarized as follows:

===================================================================================================================
                                                                           1995
                                                 Guaranteed
                                                 Investment                                  Payment
                                                  Contract        Balanced       Equity      Reserve
                                                    Fund            Fund          Fund       Account        Total
- -------------------------------------------------------------------------------------------------------------------
     The One Group
       Prime Money Market Fund                  $  3,193,135     1,706,131     3,882,421        -         8,781,687
     Notes receivable-participants                 -             -              -           250,774         250,774
- -------------------------------------------------------------------------------------------------------------------

                                                $  3,193,135     1,706,131     3,882,421    250,774       9,032,461

===================================================================================================================

                                                                           1994
                                                 Guaranteed
                                                 Investment                                  Payment
                                                  Contract        Balanced       Equity      Reserve
                                                    Fund            Fund          Fund       Account        Total
- -------------------------------------------------------------------------------------------------------------------
     Cash $                                              243            31            30        255             559
     The One Group's Funds:
       Prime Money Market                             91,380        58,971        84,358      -             234,709
       Government Bond                                 -           416,066         -          -             416,066
       Income Bond                                     -           407,480         -          -             407,480
       International Equity Index                      -            79,655       392,377      -             472,032
       Disciplined Value                               -           201,454       800,542      -           1,001,996
       Large Company Growth                            -           134,961       356,597      -             491,558
       Large Company Value                             -           133,618       456,932      -             590,550
       Small Company Growth                            -           181,988       721,069      -             903,057
     Commingled Funds Guaranteed
       Investment Contracts                        3,348,455         -             -          -           3,348,455
     Notes receivable-participants                     -             -             -        214,418         214,418
- -------------------------------------------------------------------------------------------------------------------

                                                 $ 3,440,078     1,614,224     2,811,905    214,673       8,080,880
===================================================================================================================

      A summary of the activity in each of the funds for the year ended December 31, 1995 is as follows:

===================================================================================================================

                                                               Year ended December 31, 1995
                                            Guaranteed
                                            Investment                                        Payment
                                             Contract         Balanced         Equity         Reserve
                                               Fund             Fund            Fund          Account        Total
- -------------------------------------------------------------------------------------------------------------------
      Additions:
        Contributions:
          Employer                        $    127,594            71,676       121,813        -             321,083
          Employee                             382,171           211,779       371,844        -             965,794
        Interest and dividends,
          net of trustee fees                  207,923           128,758       240,779        28,177        605,637
        Net unrealized appreciation
          (depreciation) in fair
          value of investments and
          realized gain (loss) on
          sale of investments                        3           168,259       341,082        -             509,344
- -------------------------------------------------------------------------------------------------------------------

      Net additions                            717,691           580,472     1,075,518        28,177      2,401,858

      Deductions:
        Withdrawals and
          distributions
          to participants                       -                 -             -            803,856        803,856
        Transfers                              767,394           347,792      (270,752)     (844,434)        -
        Transfer of assets to
          Gillette Company
          Employees' Savings Plan             208,457            146,027      221,063       31,160          606,707
- -------------------------------------------------------------------------------------------------------------------

        Net deductions                       975,851             493,819      (49,689)      (9,418)       1,410,563
- -------------------------------------------------------------------------------------------------------------------
      Net increase(decrease)                 (258,160)           86,653      1,125,207       37,595         991,295

      Assets available for benefits:
      Beginning of year                      3,489,103         1,653,949     2,863,168       213,179      8,219,399
- -------------------------------------------------------------------------------------------------------------------

      End of year                          $ 3,230,943         1,740,602     3,988,375       250,774      9,210,694
===================================================================================================================

(4) Tax Status

      The Plan obtained its latest determination letter on February 14, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code.

(5) Party-In-Interest Transactions

      The Plan Administrator may direct the trustee to make loans available to all Plan participants. Such loans may not exceed the lesser of $50,000 or 50% of the participant's vested account balance subject to a $1,000 minimum. The interest rate on the loan shall be one percent plus the prime rate of interest in effect at the time the loan is processed. A participant must make a payment of principal and interest to the plan on at least a quarterly basis. The maximum term for repayment of a loan is five years.

      All transactions involving investments in the four funds administered by the trustee are considered party-in-interest transactions. These transactions are not, however, considered prohibited transactions under
      Section 408(b) of the ERISA regulations.

(6) Plan Termination

      Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of Plan termination, participants will become fully vested in their accounts.

(7) Plan Transfers

      On September 18, 1995, the Company's Board of Directors approved a change in Trustees of the Plan from the Trustee to Fidelity Management Trust Company (Successor Trustee) effective January 1, 1996.

      During 1995, the account balances of certain participants ($606,707) were transferred into The Gillette Company (parent company of Parker Pen USA Limited) Employees' Savings Plan (Gillette Plan). These participants are now participating in the Gillette Plan. The account balances of all remaining non-bargaining unit participants of the Plan totaling $3,806,039 were transferred to the Gillette Plan on January 2, 1996 along with their payment reserve account balances which totaled $141,374.

      As of January 1, 1996 the Gillette Company will assume sponsorship and administration of the Plan which will be redesigned to replicate the investment options, including Gillette common stock, and administrative features of the Gillette Plan (see note 1c).

THE PARKER PEN 401(k) PLAN

Schedule 1 - Item 27a - Schedule of Assets Held for Investment Purposes

December 31, 1995



                                       (c)
                (b)         Description of investment
   Identity of issuer,     including maturity date,                       (e)
    borrower, lessor     rate of interest, collateral       (d)         Current
(a) or similar party        par or maturity value           Cost         value
- --------------------------------------------------------------------------------
*  Bank One Wisconsin    8,781,687 shares, The One Group
   Trust Company, N.A.   Prime Money Market Fund         $8,781,687    8,781,687

*                        Notes receivable-participants      250,774      250,774

Total investments                                        $9,032,461    9,032,461

Cost refers to historical cost.

* Denotes party-in-interest

See accompanying independent auditors' report.

THE PARKER PEN 401(k) PLAN

Schedule 2 - Item 27d - Schedule of Reportable Transactions

Year ended December 31, 1995

                                                                                                            (h)
                                                                                 (f)                      Current
   (a)                                (b)                                      Expense                    value of
Identity of           Description of asset (include    (c)       (d)    (e)    incurred        (g)        asset on         (i)
   party               interest rate and maturity    Purchase  Selling Lease     with        Cost of     transaction     Net gain
 involved                  in case of a loan)         price     price  rental transaction     asset         date         or (loss)
- ------------------------------------------------------------------------------------------------------------------------------------
Bank One Wisconsin    Commingled Funds Guaranteed
  Trust Company, N.A. Investment Contracts          $ 522,643    -       -        -          522,643       522,643          -

Bank One Wisconsin    Commingled Funds Guaranteed
  Trust Company, N.A. Investment Contracts                -   3,871,100  -        -        3,871,097     3,871,100            3

Bank One Wisconsin    The One Group Disciplined
  Trust Company, N.A. Value Fund                      152,060    -       -        -          152,060       152,060          -

Bank One Wisconsin    The One Group Disciplined
  Trust Company, N.A. Value Fund                         -    1,272,607  -        -        1,147,930     1,272,607      124,677

Bank One Wisconsin    The One Group Government
  Trust Company, N.A. Bond Fund                        26,982     -      -        -           26,982        26,982          -

Bank One Wisconsin    The One Group Government
Trust Company, N.A.   Bond Fund                            -    484,024  -        -          481,360       484,024        2,664

Bank One Wisconsin    The One Group Income
  Trust Company, N.A. Bond Fund                        28,257     -      -        -           28,257        28,257          -

Bank One Wisconsin    The One Group Income
  Trust Company, N.A. Bond Fund                          -      471,139  -        -          477,679       471,139       (6,540)

Bank One Wisconsin    The One Group International
  Trust Company, N.A.  Equity Index Fund               64,639     -      -        -           64,639        64,639          -

Bank One Wisconsin    The One Group International
  Trust Company, N.A.  Equity Index Fund                 -      582,760  -        -          551,057       582,760       31,703

Bank One Wisconsin    The One Group Large
  Trust Company, N.A. Company Growth Fund             325,531     -      -        -          325,531       325,531          -

Bank One Wisconsin    The One Group Large
  Trust Company, N.A. Company Growth Fund                -      971,100  -        -          800,201       971,100      170,899

Bank One Wisconsin    The One Group Large
  Trust Company, N.A. Company Value Fund              554,890     -      -        -          554,890       554,890          -

Bank One Wisconsin    The One Group Large
  Trust Company, N.A. Company Value Fund                 -    1,196,096  -        -        1,189,374     1,196,096        6,722

Bank One Wisconsin    The One Group Prime
  Trust Company, N.A. Money Market Fund            10,743,418     -      -        -       10,743,418    10,743,418          -

Bank One Wisconsin    The One Group Prime
  Trust Company, N.A. Money Market Fund                  -    2,196,440  -        -        2,196,440     2,196,440          -

Bank One Wisconsin    The One Group Small
  Trust Company, N.A. Company Growth Fund              99,871     -      -        -           99,871        99,871          -

Bank One Wisconsin    The One Group Small
  Trust Company, N.A. Company Growth Fund                -    1,063,528  -        -          924,433     1,063,528      139,095

Note: The above data represents a series of transactions where the aggregate amount exceeds five percent of the fair value of the Plan assets as of the beginning of the Plan year.

Cost refers to historical cost.

See accompanying independent auditors' report.